Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

# Conference Call Transcript

## MRVC - Q4 2006 MRV Communications Earnings Conference Call

Event Date/Time: Feb. 15. 2007 / 1:30PM PT

CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications — IR
Noam Lotan
MRV Communications — President, CEO
Kevin Rubin
MRV Communications — CFO
Exhibit 99.2-1

Near Margalit
Luminent — CEO
CONFERENCE CALL PARTICIPANTS
John Harmon
Needham and Company — Analyst
Dave Kang
Roth Capital — Analyst
Tim Quinless
Mayo Capital — Analyst
John Anthony
Cowen and Company — Analyst
PRESENTATION
Operator
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the fourth quarter and fiscal year-end 2006 financial results conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Anne-Marie Frisch, from the Investor Relations department. Please go ahead.
Anne-Marie Frisch - MRV Communications — IR
Thank you, Heidi. Thank you for joining us today to discuss MRV’s fourth quarter and full-year 2006 financial results. I am joined today by Noam Lotan, President and CEO, and Kevin Rubin, CFO of MRV Communications. As well as Near Margalit, CEO of Luminent.
Earlier this afternoon, the company issued a press release reporting its fourth quarter and full year 2006 financial results. A financial presentation designed to guide participants through the call will also be available. The press release and presentation can both be viewed from the Investor Relations section of MRV’s website at ir.mrv.com.
For reference, we have arranged for a tape replay of this call which can be accessed by phone. The replay will take effect approximately two hours after the call’s conclusion and will be available for one week. The dial-in numbers and access code is available in our press release and on our website. This call is also being webcast live with a web replay available. These may both be found at ir.mrv.com.
We would like to remind you, that during the course of this conference call, MRV’s management may make forward looking statements including financial projections, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, financial conditions, or result of operations. These forward looking statements are not historical facts but rather are based on MRV’s current expectations and beliefs and are based on information currently available to us. Words such as may, will, expect, intends, plans, beliefs, targets, estimates and variations of these words are intended to identify forward-looking statements. By discussing our current perception of the market and making these forward looking statements we are not undertaking an obligation to provide updates in the future.
MRV’s actual results may differ materially from those projected in these forward-looking statements and no one should assume at a later date that these comments from today are still valid. Any future product feature or related specification that may be referenced in today’s call are for information purposes only and are not commitments to deliver any technology or enhancement. MRV reserves the right to modify future product plans at any time.
These forward-looking statements, a portion of our press release issued today, as well as the risk factors section of our 10-Ks and 10-Qs filed with the SEC disclose risks that could cause these differences. In our press release of January 26th, 2007 we announced MRV’s intention of taking Luminent public sometime later this year or next.
That announcement and this statement does not constitute any offer of security for sale. Because of SEC rules and regulations governing the going public process we will neither discuss nor answer any questions on this subject. We hope you understand and we would appreciate it if in your questions you did not implicate that subject.
Finally, unless we specifically note otherwise, we are discussing all numbers on a non-GAAP basis prior to non-cash charges for the impact of share-based compensation as required under the statement of financial accounting standards number 123R which we we adopted effective January 1, 2006.
This quarter non-cash share based compensation charges totaled $966 million. A full — thousand. Excuse me.
Exhibit 99.2-2

A full reconciliation of the non-GAAP measures covered in this call to the most comparable GAAP measures is available in our press release issued after the market closed. I would now like to turn the call over to Noam Lotan MRV’s President and CEO. Noam.
Noam Lotan - MRV Communications — President, CEO
Well thank you, Anne-Marie. Good afternoon everyone and thanks for joining us today.
Our fourth quarter and year end results demonstrate strong performance from both Luminent and from our networking group. Specifically Q4 results represent the highest quarterly revenue in MRV’s history and our second consecutive quarter of profitability. Our year over year results are highlighted by significant revenue and increased market share in optical components and growth in our networking segments. Coupled with revenue growth with significant improvements of the bottom line.
Here are some of our major accomplishments of 2006. We increased revenue by 26% from $284 million in ‘05 to $356 million in ‘06. Growth for the year was driven by all our business segments.
We reached profitability earlier than we had guided. We turned around and improved the loss of $16 million in ‘05, the loss of $2 million in ‘06 with a profitable second half.
We strengthened MRV’s balance sheet by adding $70 million to finance growth and our continued innovation throughout the year resulted in several best of breed product introductions in optical components and network equipment.
Our annual results are evidence that we are executing well on the goals we set out last year. We reached profitability by Q4 and to maintain leadership and fully capitalize on part of the home deployment and to expand our high margin network equipment business especially in North America.
Looking forward MRV is well positioned to take advantage of key emerging industry trends such as the increased adoption Metro Ethernet in North America and the need for carriers and MSOs to upgrade their networks in order to deliver triple play services to businesses and consumers alike.
Now with respect to Luminent, in Q-4 Luminent continued to grow rapidly, posting 83% year over year growth and strong 13% sequential growth. Out pacing the industry. On the year over year basis Luminent posted an impressive 85% revenue growth. Also for the full year Luminent’s improved gross margin from 11% in ‘05 to 19% in ‘06.
Revenue growth continues to be driven by demand for ONT Triplexers being used in Verizon’s fiber to the home roll-out. According to Verizon, by year end, [Inaudible] internet rose to 700,000 customers which was about double their installed base of six months ago. This installed base is set to more than double again in 07.
Subscribers [based to file QV] grew by close to 90,000 users in Q4 for a year end total of 217 subscribers. As suppliers of the key components to the product ONT we are most proud of the enthusiastic user’s experience witnessed by consumer reports and by the direct treatment that we receive from users. We are very impressed with the acceptance of Fios as a very successful and widely adopted triple play solution. Recently, we announced a definitive agreement to acquire Fiberxon and combine both Luminent and Fiberxon. Our goal is to create one of the largest, most comprehensive manufacturers of optical transceivers for telecommunication networks.
This acquisition significantly strengthened our fiber to the home presence and adds an established suite of products. Addressing the high growth ten Gigabit transceiver market.
In large scale telecom deployment scale does matter. The acquisition will allow us to provide tier one customers with a broad range of advanced solutions at competitive prices as well as leverage operation efficiencies over time. It will also increase customer diversification, giving us exposure to large Asian service providers. Later on this call Near will go into the strategic importance of this proposed acquisition in more details.
I just want to add that this transaction will bring together two very strong management teams, which by working together, shoulder to shoulder, would provide great strength to the combined company and make their mark on the industry.
Exhibit 99.2-3

Now to the networking group. Q4 was also an excellent quarter for our networking group. Where we grew revenue 14% sequentially. Our Q4 network equipment sales which are composed of our home grown MRV product were up 19% year over year driven by continuing demands for our Metro Ethernet and optical transport solutions.
We showed good strength from sells to emerging carriers such as, Limelight and Expedia and many others. Our network integration business in Europe had another solid quarter posting 26% gross margin. This is a 270 basis point improvement from last quarter . This business continues to perform well and consistently produces good operating income for MRV.
I’m optimistic about the future, especially the Metro Ethernet opportunity. A recent survey indicates that Metro Ethernet equipment market is expected to grow from just under $5 billion in ‘05 to over $15 billion in ‘09. This would represent a compounded annual growth rate of over 30%.
Other growth drivers for MRV include Beta centers and lab infrastructure. Including hosting for location centers in [Inaudible].
Further growth opportunities lie with mobile operators around the world We have had multiple wins in this segment. Applications range from fiber optic service extension for traffic backhold to WDM applications to fiber optic network monitoring.
Government applications are also a significant growth opportunity for us. Earlier this week we announced completion of conformant testing with a joint interoperability test command, [Gtic] which 35 interoperability for all networking product to be used by agencies of the department of defense. We believe that we have outstanding solutions for this area, especially in optical transport and in secure out of band management that will deliver value to the defense department both in terms of price and performance.
In terms of geography, we see further growth opportunities in North America, Japan, Korea, and certain European countries, as well as in South America. Going forward I am excited about where MRV is heading. We will continue to drive for better market share network equipment especially in areas where we have best of breed solutions, a healthy growth margin, and an impressive track record.
Kevin will now provide details on our financial results, following Kevin, Near will provide an update on our optical component business, then we will take your questions. At this time I would like to turn over to Kevin.
Kevin Rubin - MRV Communications — CFO
Thank you, Noam. As Noam mentioned 2006 was a milestone year for MRV.
At the beginning of 2006 we set forth three main strategic goals. Achieve quarterly profitability by the fourth quarter of 2006. Maintain and expand our dominant leadership position in fiber to the home deployment and expand our sales penetration of our network equipment, specifically North America.
We accomplished each of these goals this year. We reported two consecutive quarters of profitability, maintained our dominant leadership position by supplying Triplexer Transceivers to Alcatel, Tellab, and Motorola, as well as other equipment vendors which we believe represents more than 95% market share and grew our full year consolidated North American revenue nearly 60%.
Now, I would like to make a few remarks regarding our announced acquisition of Fiberxon on January 26, 2007. Near will provide additional insight into the strategic value the combination of Luminent and Fiberxon creates in his prepared remarks.
MRV has agreed to pay approximately $131 million to acquire Fiberxon. The purchase price breaks down as follows: . Approximately $17 million of cash, the issuance of approximately 21 million shares of common stock including shares of common stock underlying the assumption of Fiberxon options and an obligation to pay an additional amount of approximately $32 million in cash and/or stock within 18 months of the close depending on certain conditions. The cash to be paid in this transaction is expected to be paid with our cash on hand.
Now I will discuss our operating results. We are pleased to report record quarterly and annual revenue as well as profitability for the second consecutive quarter. On a consolidated basis, this quarter, we reported net income of $0.01 per share in line with expectations. This compares to a net loss of $0.02 in the year ago period and is in line of net income of $0.01 last quarter.
Exhibit 99.2-4

I would like to point out we did record a $900,000 one time charge relating to inventory write off for end of life and discontinued products in our optical components business. Excluding this one time charge our net income for the fourth quarter would have been $0.02 per share.
On an operating basis our networking business achieved operating income of $1.7 million, and excluding the one time inventory charge of our optical components business achieved operating income of $700,000.
Revenues for the full year of 2006 were $356 million up a very strong 26% compared to revenues of $284 million for the full year of 2005. We reported a net loss of $0.02 per share for the year which is a significant improvement over net loss of $0.15 per share for the full year of ‘05.
These results demonstrate the leverage capabilities of our financial model. We were able to grow revenue and gross profit over our fixed cost base. Even with the investment made earlier this year in our network equipment direct sales force we achieved profitability for the second half of the year. Going into 2007 we expect further leverage on our cost structure.
For the fourth quarter we reported record revenue of $103 million, an increase of 13% compared to $91 million in the same period last year. Sequentially revenues increased 15% from $90 million in the preceding third quarter. Currency did not have a meaningful impact on our results this quarter compared to last quarter.
Our networking segment revenue, excuse me, our networking segment which includes our network equipment and our network integration revenue, reported fourth quarter revenue of $78 million, up 14% sequentially, compared to $69 million in the preceding quarter and flat compared to revenue in the fourth quarter in 2005. While the networking segment was flat year over year our network equipment or internally developed products grew at a healthy 19% in the fourth quarter compared to the same period last year. We have strategically focused our revenue growth in this area.
Our fourth quarter network equipment revenue was $28 million compared to $24 million for the fourth quarter of 2005. On a sequential basis our network equipment revenue was relatively flat decreasing 2% compared to a very strong third quarter which as we discussed on the last call benefited from a multi-million dollar order from a large Japanese carrier.
Geographically our network equipment product sales grew 17% in North America and 20% in Europe year over year. Driven by shipments of our Lambda Driver and Fiber Driver product lines which together grew 25% year over year.
Our network integration reported revenue of $50 million for the fourth quarter up 24% sequentially. Compared to revenue of $40 million in the preceding quarter. Revenue was down 7.5% compared to $54 million in the fourth quarter of 2005. However as you may recall the fourth quarter of last year was benefited by large sales of lower margin third party equipment in our Italian operations. Our revenues this quarter were at more normalized levels.
In the current quarter our network integration division improved profitability posting strong operating margins of 8% a significant improvement over 6% in the prior quarter and 5% in the year ago period. This division continues to generate solid profit and cash flow for the company.
In our optical component segment ,which includes approximately $1.3 million of revenue sold into the networking segment, we reported revenue of $26 million, up 13% sequentially compared to $23 million last quarter and reflecting year over year growth of 83% compared to revenue of $14 million in the fourth quarter of 2005.
Revenue growth was driven by sales of our Triplexer Transceiver for the Verizon Fios project and our next generation Triplexer Transceiver for GPON which have been mostly deployed outside the U.S. thus far.
From a geographical perspective, Europe remained our strongest region accounting for approximately 63% of revenue compared to 59% last quarter. While revenue from North America contributed 31%, compared to 32% last quarter on an absolute dollar basis North American revenue grew nearly $4 million sequentially. Our strong performance in Japan last quarter resulted in our revenue in Asia Pacific decreasing to 6% of revenue this quarter compared to 9% last quarter.
This quarter we reported 31% gross margin. Our gross margin would have been 32% adjusted for the one time inventory charge in our optical components division. This compares to 32% in the preceding third quarter and 29% in the year ago period.
Exhibit 99.2-5

Gross margin realized from revenue of our network equipment was 51% down slightly compared to prior quarter but up compared to 50% from the same period in the year ago period. Network integration gross margin improved to 26% which is at the higher end of the historical mid to high 20% gross margin for this division.
Our gross margin in our optical components division was 17% including the one time inventory write off of $900,000. Excluding this one time write off our gross margin from our optical components business was 20%, down 110 basis points sequentially compared to the prior quarter. This sequential drop was the result of product mix as our fiber to the home product sales were a more significant percentage of our revenue.
Our total operating costs and expenses were $30 million or 30% of revenue in the fourth quarter, which is in line with the fourth quarter of last year and an improvement of 31% of revenue in the preceding third quarter. Looking at the first quarter of 2007 we expect our operating costs and expenses to be in the range of 28 to $29 million.
I would now like to discuss our net cash flow and working capital results. At the fourth quarter end we generated strong cash flow with total cash equivalents, time deposits, short and long-term investments increasing $1.6 million, to $118.4 million compared to $118.8 million at the end of the preceding third quarter. We spent approximately $1.6 million on CapEx this quarter.
Our working capital improved to $173 million at year end representing an improvement both sequentially and year over year. Although accounts receivable increased to $95 million, our day sales outstanding improved to 84 days down from 89 days last quarter. As we have discussed in the past, our DSOs are effected by the longer collection cycles typical in certain European markets in which we do business.
We were also successful in reducing our inventories this quarter by 13% to just over $61 million. Consequently our inventory in turns improved to 4.6 times on an annualized basis.
Looking forward, we are optimistic with our ability to perform well again in 2007. We believe carrier and service provider spending will remain strong in ‘07 and we see further opportunity for growth especially in North America. However, we have traditionally experienced normal seasonality in the first quarter of the year relative to the prior fourth quarter largely as a result of our European presence.
Also in our fiber optic division we saw some softness at Verizon exiting 2006 relative to our customer purchasing patterns. However this softness was short lived as we have seen some acceleration, recent acceleration recently in orders. Currently we do not expect to be able to meet all of the reaccelerated Q1 demand and expect some of these orders to roll into Q2.
Given these factors we currently forecast our Q1 total revenue to be in the range of $84 to $87 million representing year over year growth of approximately 9%. And revenue from our optical components business is currently forecasted to be in the range of $21 to $23 million.
On the bottom line we are currently forecasted to be at a $0.01 loss for the first quarter on a non-GAAP basis, which excludes share based compensation expense, expected to be approximately $0.01 per share. On a GAAP basis we currently expect to report a net loss of $0.02 per share.
I would now like to turn the call over to Near Margalit, CEO of Luminent.
Near Margalit - Luminent — CEO
Thank you, Kevin.
Today I’d like to spend some time both on our current financial results and outlooks, as well as the long-term vision of the company as it combines with Fiberxon. Revenue for the quarter came in at $26 million, a 13% sequential increase over the prior quarter of $23 million.
As Kevin mentioned our gross margin and profitability numbers were negatively impacted by a $900,000 write down of material associated with end of life products produced in the United States related to Legacy, Fiber to the Curb, and Fiber to the Home modules. The demand for the Legacy modules has all but ended as we shipped $1 million of these Legacy components, as a last time buy in Q4.
It does not make sense to continue to keep the manufacturing capabilities of these modules in the United States. We need to take a full reserve against inventories associated with these products. As we complete the ramp down of the U.S. manufacturing, there are no more Legacy products with net inventory on the balance sheet that are unique to the U.S. manufacturing facility.
Exhibit 99.2-6

With that said our operating loss for the quarter was $240,000 excluding share biz compensation. Our operating profit for the quarter would have been $1.5 million excluding depreciation of $800,000 and the $900,000 material reserve.
Gross margin for the quarter was 17%. As mentioned earlier the end of life product write off of $900,000 impacted gross margin negatively. Excluding this effect gross margin would have been 20%.
We are seeing some negative impact from the ramp of GPON sales on gross margins. We are aggressively, however, and actively cost reducing the GPON product line to bring the gross margins on the GPON product to the corporate average.
Operating expenses, excluding stock based compensation of $200,000 were $4.6 million or 17% of revenue. Excluding the Fiberxon combination we see operating expenses approximately flat at the current level through most of 2007. For the full year 2006, we did $93 million in revenue and had a net income of more than $2 million excluding $1 million of share based compensation.
Through 2006 we maintain a dominant market share in the Verizon Fios project at all the major OEMs. At the end of Q4, Luminent had shipped over 1.3 million BPON Triplexers, for a total revenue of $91 million from inception. The large majority of these BPON triplexers have gone to satisfy the Verizon Fios project.
We expect also to ship 90,000 units of GPON in Q1. So GPON is very quickly becoming a very significant portion of the revenue and we continue to believe we are the clear volume leader in GPON.
Our understanding is the majority of the GPON product is going to international carriers deploying fiber to the homes, access infrastructures. The diversification of the FTTP revenue to other carriers, aside of Verizon, is a major goal of the FTTP team.
Metro transceiver revenue came in at only $4 million a significant drop from previous quarters as two major customers had major inventory corrections due to push out and specific projects. As I will talk about in a minute the combination with Fiberxon will significantly help diversify the revenue stream to many more customers mitigating the lumpiness associated with carrier deployments.
Looking forward to Q1 we are anticipating a revenue range of $21 to $23 million. The drop in revenue is attributable to a drop in sales to Tellab. Excluding Tellab as a customer we see a 20% increase in the rest of the revenue stream from Q4 to Q1.
The weaker Q4, Tellab’s O&Q shipments resulted in a carry over of inventories from Q4 into Q1. This carry over resulted in very weak shipment in January and February for the BPON Triplexer. We see however, now that demand has picked up significantly as the inventory situation was depleted, our contract manufacturers in China, however, could not fully react to this rapid change and demand, so we could not fully satisfy the BPON Triplexer demand in March. We see the inventory issues now behind us and demand going forward for the rest of the year looking very strong.
I would like to spend now some time on the strategic direction of the company as it relates to the combination with Fiberxon. This combination will not only dramatically increase our scale both in manufacturing and customer mine share but is also expected to ultimately reinvent how our business is run.
At Luminent we have been talking for some time with our customers about what we call a hybrid business model between a western [centric] and the China or Asia based model. Where as the western model is usually associated with higher operating costs and higher technology, the China based model is associated with low cost. In the hybrid model which we are building upon, you have advanced technical development that is highly targeted but follow through with a low operating cost model. We believe the large China based engineering, R&D, and support staff of Fiberxon, will greatly enhance the long-term technology and competitiveness of the business.
Fiberxon as a company has been for some time one of Luminent’s fiercest competitors in both the PON and transceiver markets. The reason being is that Fiberxon has been able to deliver advanced technology and follow through with aggressive prices.
The two companies come together should enhance our ability to compete on several fronts. These include manufacturing scale and supply chain consolidation, diversified customer base, further leverage of our opto electronics staff in Taiwan, critical mass on transceivers, and also accelerate advanced R&D revenue. With this synergy realized we feel it is much more likely for us to be able to achieve a 25 to 30% gross margin target rather than our current target range of 20 to 25% for Luminent alone.
Exhibit 99.2-7

In addition we should be able to maintain our aggressive growth posture while maintaining the 15 to 20% operating costs target range. If we can fully utilize these synergies, we will be much more likely to generate the kind of operating profit that will maximize the value to shareholders.
Specifically, in terms of market address Fiberxon now gives us increased exposure to two of the fastest growing areas of the optical component industry. Fiber to the Home and 10 Gigabit transceivers. In Fiber to the Home we are excited about Fiberxon’s participation in the large Asia, GEPON deployment of which Luminent so far has not been able to break into. The new combined company will now not only be a dominant supplier of GPON component but also be one of the top players in the GEPON deployment in Korea, Japan, Taiwan, and China.
On 10 Gigabit Fiberxon’s established suite of 10 Gigabit products for both [Inaudible] and 10 Gigabit Ethernet application complement Luminent’s newly announced 10 gig bit a second long-reach transceivers including the industry’s first 120-kilometer [Inaudible]. This expanded 10 Gigabit portfolio will allow the combined companies to pursue a leadership position across the 10 Gigabit market segment.
The combined company would have done approximately $140 million in revenue on a combined basis in 2006. We expect that the new company, given its exposure to faster growing segments of the optical component industry, should be able to continue to grow above industry averages going forward.
With that, I would like to thank you for joining us today. We would now take your questions.
Exhibit 99.2-8

QUESTION AND ANSWER
Operator
     Thank you. [OPERATOR INSTRUCTIONS] Our first question comes from John Harmon with Needham and Company. Please go ahead.
John Harmon - Needham and Company — Analyst
     Hi. Good afternoon. And congratulations on making money in the quarter.
Noam Lotan - MRV Communications — President, CEO
     Thank you, John.
John Harmon - Needham and Company — Analyst
     Just a couple of questions. One, I would like to ask you about what you saw in your Metro Transceivers. You said that two customers had inventory corrections. Is that inventory corrections process still going on or has it completed itself?
Noam Lotan - MRV Communications — President, CEO
     I think it’s primarily done by now. It was, you know, there were certain projects for British telecoms that were,, I guess pushed further back. We are thinking it’s primarily through, right now, but again the transceiver business tends to be short cycle business that we don’t get very extended visibility.
John Harmon - Needham and Company — Analyst
     Okay. Thank you. And secondly, you said you weren’t able to fulfill all your orders for PON transceivers in Q, in that type of situation would your customer go to another supplier, are they locked in, in terms of being supplied by you?
Noam Lotan - MRV Communications — President, CEO
     I think for the — for the orders that we are talking about they are locked in to supply from us. I think their demand change, requirement changed relatively rapidly and I don’t think anybody can respond any more quickly than our response has been.
John Harmon - Needham and Company — Analyst
Okay. And thank you. And finally when did the Fiberxon acquisition close?
Kevin Rubin - MRV Communications — CFO
     We announced — Hi, John. It ‘s Kevin. We announced that we expected to close in the first half of this year. So we are probably looking at Q2.
John Harmon - Needham and Company — Analyst
     Great. Thank you very much.
Operator
     Thank you. Our next question comes from Dave Kang with Roth Capital. Please go ahead.
Exhibit 99.2-9

Dave Kang - Roth Capital — Analyst
     Thank you. Good afternoon. First questions regarding on Fiberxon, I was wondering if you can provide what they did for gross margin and operating margin last year and Near, you said 25 to 30% gross margin target is that by when? Is it fairly quickly? And what what was their operating margin target? I didn’t catch that number.
Noam Lotan - MRV Communications — President, CEO
     Okay let me take the second half of your question. I think the 25 to 30% gross margin target is really going to come out of synergy that we now find within the company. I don’t think that’s going to be a very quick process because it takes time from the manufacturing lines to buyers, product line consolidation, I think that costs a good bit of time and customer qualification process. So we’re probably looking at kind of full synergy realization between the company, probably in a 9, 12 months window —
Dave Kang - Roth Capital — Analyst
     Got it.
Noam Lotan - MRV Communications — President, CEO
     — from the close of the company. We didn’t call out on specific operating margin targets but from the operating costs and from the gross margin target we are obviously trying to make a business within the 10 to 15% operating range.
Dave Kang - Roth Capital — Analyst
     Got it.
Kevin Rubin - MRV Communications — CFO
     And Dave, with regard to your question about their financial profile, we’ll be able to speak to that in more detail after the transaction closes.
Dave Kang - Roth Capital — Analyst
     Okay. And can you disclose on, you know, like their revenue growth projection and your top customers or significant customers that’s way over 10%? Can you disclose any of that information at this point?
Kevin Rubin - MRV Communications — CFO
     Yes. We’re not going to disclose specific customers right now.
Dave Kang - Roth Capital — Analyst
     Uh-huh.
Kevin Rubin - MRV Communications — CFO
     We think that they are definitely growing pretty rapidly.
Dave Kang - Roth Capital — Analyst
     Okay.
Exhibit 99.2-10

Kevin Rubin - MRV Communications — CFO
     And we think that they have a very strong foot print in some of the Asia GEPON deployment.
Dave Kang - Roth Capital — Analyst
     Got it. And then regarding your gross margin, more specifically Luminent gross margin, 20% excluding charge, I heard that Tellab indicated in early November that there was a price reduction on ONTs. How much of that has had an impact on your gross margin last quarter and for this current quarter that we are in?
Kevin Rubin - MRV Communications — CFO
     That didn’t have any impact on the Q4. If there was any impact for our gross margins, it was a little bit higher mix toward the PON product line and obviously the stronger component of GPON relative to BPON.
Dave Kang - Roth Capital — Analyst
     So does that mean that Tellab’s going to eat it and they are not going to pass through to you guys?
Kevin Rubin - MRV Communications — CFO
     We have built-in within scheduled price reduction, schedules that they should be able to recover.
Dave Kang - Roth Capital — Analyst
     Oh okay. Got it, got it, got it. Just a couple more. Regarding the guidance. Is this just the typical seasonality?I mean should we expect all three divisions to go down kind of similar magnitude? Or is one going to kind of go down faster than the other?
Kevin Rubin - MRV Communications — CFO
     No I mean I think what we have seen is really our historical normal trending in the first quarter of revenue coming down. You know we don’t necessarily break out the equipment in the integration business.
Dave Kang - Roth Capital — Analyst
     Right.
Kevin Rubin - MRV Communications — CFO
     But I would say in general we are seeing that first quarter weakness that you know should work its way out as the year progresses.
Dave Kang - Roth Capital — Analyst
     Got it. Got it. And then, Near just talk about your Triplexer as far as competitive landscape is concerned. I know a lot of guys claim to have Triplexers. Has that changed much in the last couple of quarters? Especially with GPON and all that?
Near Margalit - Luminent — CEO
     Not really. I would say if you are looking for a change in competitive landscape it doesn’t appear that there is a significant. I think there has been significant competition all the way through. We haven’t noticed any significant competitive change. Obviously, Fiberxon was one of the people also with Triplexer GPON transceivers.
Exhibit 99.2-11

Dave Kang - Roth Capital — Analyst
     Okay. And just one comment is that I’m looking at your website. You know you’ve still got that for today’s presentation you’ve got that third quarter numbers.
Kevin Rubin - MRV Communications — CFO
     We are aware. That’s being corrected.
Dave Kang - Roth Capital — Analyst
     Okay. Thank you.
Operator
     Thank you. Our next question comes from Tim Quinless with Mayo Capital. Please go ahead.
Tim Quinless - Mayo Capital — Analyst
     Hi, guys. Just a further clarification on the amount of ONT business that was delayed from Tellab’s into the first quarter? How big is that , I mean it seems like a — any sense of how much revenue is deferred out?
Kevin Rubin - MRV Communications — CFO
You mean from?
Tim Quinless - Mayo Capital — Analyst
     Verizon.
Kevin Rubin - MRV Communications — CFO
Q1 to Q2? Or Q4 to Q1?
Tim Quinless - Mayo Capital — Analyst
     Q4 to Q1.
Kevin Rubin - MRV Communications — CFO
     That’s — that’s tough for us to judge. Because we, you know, we obviously delivered to our pre test schedule and obviously that created inventory at — at our customer. And they — judging from the weak January and February numbers, it’s probably the total of carry forward. Which is probably in the range of anywhere from 50 to $100,000 transceivers.
Tim Quinless - Mayo Capital — Analyst
     Okay. So you expect — you are seeing a recovery in the demand ultimately from Tellab’s into Q2 but you don’t think you can get there quickly enough correct?
Kevin Rubin - MRV Communications — CFO
     That is correct. To the extent that we can get our contract manufacturers to ramp up their staff after Chinese New Year a little bit more quickly we might be able to, still be able to meet some of that. But right now we feel that it’s at high-risk to be able to kind of fully satisfy the demand that telecom wants into Q1.
Exhibit 99.2-12

Tim Quinless - Mayo Capital — Analyst
     Okay. Near you also mentioned a little bit of GPON pressure on margins. Presumably that is just a function of you ramping up to scale. I know there has been a lot of concern about sort of the pricing realizations on GPON. Does — are you satisfied that once you get up to scale you can kind of get to the 25, 30% margins on a blended basis for Luminent?
Near Margalit - Luminent — CEO
     Yes, I think you’re right. Obviously we had a similar effect when we started ramping up a little bit of BPON. We do think that once things are fully ramped up and we actually get to kind of a fully stable, mature manufacturing environment for GPON, we don’t think that GPON will negatively impact our gross margin.
Tim Quinless - Mayo Capital — Analyst
     Okay and regarding the acquisition of Fiberxon, can you just lay the landscape of the other competition the sector, whether it’s in the GEPON side, or GPON, or BPON.
Near Margalit - Luminent — CEO
     Sure.
Tim Quinless - Mayo Capital — Analyst
     Particularly given just what Ericsson went out and bought Intrasphere and just wanted to know if you had any exposure there as well.
Near Margalit - Luminent — CEO
     Yes, we definitely feel like, Intrasphere, certainly through the combination of Fiberxon and Luminent would have the dominant position for GPON component at that customer where actually both Fiberxon and Luminent are both qualified at that customer.
Tim Quinless - Mayo Capital — Analyst
Okay. Any other competitors you see out there?
Noam Lotan - MRV Communications — President, CEO
     Oh, sure. Certainly Neoplatonics is a major competitor that we consistently see. Fiberxon was the other — if we had to lay it down, kind of two top competitors that we compete on, in fiber of the home and in access transceivers, Neoplatonic and Fiberxon were the top two. For BPON obviously, [Inaudible] has been around for awhile. Those are probably the top elements store. GEPON side the primary suppliers right now is, are Gigacom through, that’s currently OCP right now and Neoplatonic and Fiberxon.
Tim Quinless - Mayo Capital — Analyst
     Okay. All right. You mentioned in the Metro Market Transceivers that BP pushout had an impact. I know some of your customers are seeing a fair bit of attraction with their new product. Is it likely that you’ll see that sector reaccelerate once that pushout kind of works its way through the system?
Noam Lotan - MRV Communications — President, CEO
     Yes we think that recovery four quarters are — are in process.
Exhibit 99.2-13

Tim Quinless - Mayo Capital — Analyst
     Okay. All right. And then just one last networking question. If you could talk about, you know, Cisco has really been hyping this sort of the next killer out being video transmission. I know you guys have done a lot of work with the likes of Limelight and Expedia. Can you give us a sense of the competitive layout there in terms of your position how you do there, and also in the out of band networking area that seems like the KBM product looks like it compares pretty favorably at the [Inaudible] offering. Just wanted to know if you are getting any traction in that space as well and kind of what the opportunity that might be there as well.
Noam Lotan - MRV Communications — President, CEO
     Sure, so first I think with respect to Cisco being, talking a lot about the video as one of the next killer apps, certainly three or four years ago, five years ago Cisco was talking very much about voice over IP being the next growth driver into networking. And currently, obviously video or triple play in general becomes a strong growth driver. Where we are addressing this, certainly we — during the, during Q4, to give you just one example, we announced a new Metro Ethernet access product , the OptiSwitch 910 and 912. These products, along with other of our products, two weeks ago completed the testing for Ethernet in the first mile standard, and that’s definitely an important milestone for qualification into carrier class large scale Metro Ethernet deployment type.
The way we help address those triple play application, we actually have a product we believe is superior to what’s out there in the market, specifically in terms of catering for video. We are talking about high band width. We can provide the full Gigabit to an enterprise customer, a hospital or whatever. And at the same time over that high band width we also allow for wave long what we call jumbo package which facilitate the transfer of video transmission. So we certainly address that with the Metro E equipment that we have.
Also, recently, we announced a — a customer win in the U.S. The School of Cinematography. University of Southern California where we basically implemented a network that allows the uncompressed high definition video to go over a new SFP transceiver that we basically developed for that special purpose. And we see some additional opportunities. It was tested by one of the largest labs, carrier labs in Japan and successfully was — went through those testing. So we basically see a, certainly agree with the fact that large files, long jumbo packets and lots of traffic and high band width are certainly the drivers that are going to take the industry to the next level in terms of a Metro expansion.
To answer your question about the KVM, indeed we are beginning to have traction and the feedback from customers we’re getting is excellent. Clearly we don’t have the breadth of the product that [Inaudible] might have, but on the specific product to product, head on, the feedback we are getting is actually excellent. That really a very good performance for the KVM product we have.
Tim Quinless - Mayo Capital — Analyst
     Great. Thank you.
Operator
     Thank you. Our next question comes from John Anthony with Cowen and Company. Please go ahead.
John Anthony - Cowen and Company — Analyst
     Good afternoon gentlemen.
Noam Lotan - MRV Communications — President, CEO
     Hello John.
John Anthony - Cowen and Company — Analyst
     I have a few questions. Starting on the networking side. I apologize if this has already been asked. The strength in North America in the fourth quarter was that largely specific to one or two customers? Or was that broad based? Was it Limelight, Expedia or —
Noam Lotan - MRV Communications — President, CEO
     Yes it was very much broad based. It’s not more specific to any one customer or another.
Exhibit 99.2-14

John Anthony - Cowen and Company — Analyst
     Okay. I mean is that attributable to — it’s kind of hard to believe that it’s attributable to strength in North America given the weakness that was broadly felt in North America. So what is that a result of?
Near Margalit - Luminent — CEO
     We did have nice growth of the LambdaDriver and the Fiberdriver product lines. So you are talking about Metro Ethernet and also [transporters].
John Anthony - Cowen and Company — Analyst
     Okay. And then relative to LambdaDriver, can you give us an update where you guys are with your [rotom] efforts?
Noam Lotan - MRV Communications — President, CEO
     Good question actually. We will be as of next month, we will be testing our [rotom] technology with a large federal testing lab. And we will certainly be willing and able to talk about that in more detail when we have the product out.
John Anthony - Cowen and Company — Analyst
     Is that the kind of thing where you’ll be able to — you’ll be able to sell it for — for revenue this year? And if so, at what point?
Noam Lotan - MRV Communications — President, CEO
     Oh, yes. We believe we can get started already in the mid-year. Even before that.
John Anthony - Cowen and Company — Analyst
     Okay. On the integration side, you know the — the uptick in the gross margins not withstanding, can you just give us a sense for your feelings currently on the strategicness of this business?
Noam Lotan - MRV Communications — President, CEO
     Okay. I’ll take that question, John. The — and I think I did mention in previous calls. The importance of having system integration assets in Europe was paramount in us addressing tier one opportunities with Metro Ethernet. We have approximately 400 people in the sales, marketing, support, network engineering, installation in Europe. And when we work with carriers such as France telecom, a four star telecom, telecom Italia, [Inaudible] and — and other mobile carriers in Europe, we do have that gross assets on the ground. And that is a very important element of our strategy.
Now, bear in mind that Metro Ethernet started in Europe before it actually — it began to emerge in North America. So having those assets in place in advance basically helped us become one of the key players in some of those projects. I mean, we’ve supplied probably tens of millions of dollars worth of equipment including probably the largest Metro E network that is out there which is basically spanning across Sweden, north and south, and the — we have hundreds of thousands of end customers on those networks. So that basically gave us this wonderful base.
In addition, I mentioned on the call that the network integration asset that we have are profitable and cash flow positive. So we — we seem to be resonating well. Now having said that, obviously they are selling off third party equipment and installing third party equipment. And that certainly does not detract us from — I give you a good example. You ask me a question I’ll give you an answer. We had a multiple wins in the European country with the three mobile carriers. Two of them already deployed. This is an application where a piece of test equipment sold by one of our integration companies basically works with our media cross connect product to provide realtime online live monitoring of a large number of fiber network without having to disrupt the traffic itself.
By using passive optical taps into a — what we call a media cross connect, we are able to provide live realtime monitoring of the traffic on the network. Now that’s a real interesting application. It was developed by us and in conjunction with our own system integration company. So this is just one example.
Exhibit 99.2-15

John Anthony - Cowen and Company — Analyst
     Okay. Great. Moving over to the optical side, can you just discuss for a second the progress on the — the long reach 10 gig DWDM and the 4 gig products you recently introduced?
Kevin Rubin - MRV Communications — CFO
     I think they are still in the qualification stages with our customer. I think we’re sampling and working with about 10 leading customers on the long-range DWM product. To the extent that this is kind of relatively new technology as a system level as these kind of products did not exist until very recently, we are limited in our ultimate revenue ramp by our customers ramping their systems. But we feel very confident that we have a very strong product there and should do very well. We think also the combination with Fiberxon will allow us to sell that product not just as a point product but really offer a full suite of XFPs for medium reach and short reach applications. So we feel like we are going to be strengthened quite a bit with being able to offer a full product line.
John Anthony - Cowen and Company — Analyst
     Okay. I know you are somewhat limited in what you can say about Fiberxon’s details, but can you at least give us a sense whether Fiberxon shares any of the same significant metro customers that you do?
Near Margalit - Luminent — CEO
     For the most part no. They have a lot of significant customers but they seem, it seems to be where we have been the most successful, they have been not as successful, and vice-versa.
John Anthony - Cowen and Company — Analyst
     Okay. Also, can you give us an idea for what the capacity is of Fiberxon’s facilities from a production standpoint? Rough kind of I can say short range capacity obviously they’re continuing to expand additional capacity. But they are looking at something like 400,000 to 500,000 modules a quarter. Do you think their capacity is sufficient to — the capacity they have is sufficient to take the overflow from — from your production levels?
Near Margalit - Luminent — CEO
     Yes. They have a mixed model as well with in-house manufacturing and contract manufacturing in China. So the ability for us to consolidate all our manufacturing activities together is definitely, definitely possible and should not be an overly long process.
John Anthony - Cowen and Company — Analyst
     Okay. And then Near, can you also just give us a sense for some of the other products Luminent is — is looking to roll-out? I know you don’t want to jump the gun too much. But if you can give us a sense for how you see the mix evolving over the next few quarters that would be very helpful.
Near Margalit - Luminent — CEO
     There’s obviously two primary areas where we want to maintain our — we want maintain full strength on the PON area, make sure we have all the different suite of areas for all the different PON deployments worldwide both on the central office side and the home office side. That’s an area that’s clearly where we are very, very strong already and we want to make sure that we continue our strength there. Outside of that we are obviously hoping to gain critical strength within the higher end transceivers such a 10 Gigabits, 300 NMSA transponders. We’ve got a pretty — I think we will have a better chance to reach critical mass to really have customer line share and footprint on the transceiver space.
So in terms of roadmap, there is a lot of fill in that we need to do as a combined company to be kind of a full service Metro and long haul kind of transceiver supplier. And I think that’s where we’re going so that involves a number of different areas. Probably we won’t want to get into specifics yet.
John Anthony - Cowen and Company — Analyst
     Okay great. Thanks guys.
Exhibit 99.2-16

Noam Lotan - MRV Communications — President, CEO
     Thanks John.
Operator
     Thank you. [OPERATOR INSTRUCTIONS] We have no further questions. Please continue.
Noam Lotan - MRV Communications — President, CEO
     Thank you, operator. Thank you, everyone, for being on the call today. We are very pleased with our 2006 results and our prospects for ‘07. Going forward, the growth opportunities at Luminent and in our networking business are encouraging for the year ahead. We want to thank you for participating and we hope to see you on our next call. Thank you very much.
Operator
     Thank you. Ladies and gentlemen, this concludes the MRV Communications fourth quarter and fiscal year 2006 financial results conference. Thank you for your participation. You may now disconnect.
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Exhibit 99.2-17

4th Quarter 2006 Financial Results Teleconference February 15, 2007 MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, California 91311 (818) 886-MRVC (6782) www.mrv.com

Forward-Looking Statements This presentation contains statements regarding future financial and operating results of MRV, MRV's expected revenues and net income (loss) for the first quarter of 2007 that ends on March 31, 2007, management's belief that MRV is positioned to take advantage of key emerging industry trends and management's expectations regarding those trends, the proposed transaction between MRV and Fiberxon, benefits and synergies of the proposed transaction and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV and Luminent are engaged that are based on management's current expectations, estimates, forecasts and projections about MRV, Luminent and Fiberxon and the combined company, as well as MRV's, Luminent's and Fiberxon's and the combined company's future performance and the industries in which MRV, Luminent and Fiberxon operate and the combined company will operate, in addition to managements' assumptions. These statements constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "forecasts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues, gross margins and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets; market acceptance of new products; continued market acceptance of existing products and continued success in selling the products of other companies; product price discounts; the timing and amount of significant orders from customers; delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV's or Luminent's prices; the continued ability to protect MRV's and Luminent's intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of MRV's and Luminent's customers and vendors; adverse results in litigation; the impact of legislative actions; higher insurance costs; potential new accounting pronouncements; the effects of terrorist activity and armed conflict; disruptions in general economic activity and changes in MRV's or Luminent's operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; decreases in corporate information technology spending or other changes in general economic conditions that affect demand for MRV's or Luminent's products. For further information regarding risks and uncertainties associated with MRV's and Luminent's businesses, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this presentation is as of February 14, 2007. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

MRV Speakers Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Kevin Rubin CFO Executive Review Near Margalit CEO, LuminentOIC Q & A

Non-GAAP Financial Measures Important Information Regarding Non-GAAP Financial Measures During this presentation references to financial measures of MRV will include references to non-GAAP financial measures for the periods provided. These non-GAAP financial measures exclude the non-cash share-based compensation expense as a result of the adoption of SFAS No. 123(R) on January 1, 2006. Prior period amounts have not been restated to include share-based compensation expense, as permitted by SFAS No. 123(R). A reconciliation between GAAP and non-GAAP financial information is provided on the following slide.

Non-GAAP Financial Measures

Q4 '06 Financial Review

Non-GAAP Reconciliation

(in $000's)	Q4 '06 MRV	Q4 '06 Networking Group	Q4 '06 Optical Components Group	Q4 '06 Development Stage Group	Q3 '06 MRV	Q3 '06 Networking Group	Q3 '06 Optical Components Group	Q3 '06 Development Stage Group	Q4 '05 MRV	Q4 '05 Networking Group	Q4 '05 Optical Components Group	Q4 '05 Development Stage Group
GAAP net income (loss)	593	(696)	1,639	(220)	216	(201)	558	(138)	(2,575)	(1,274)	(1,043)	(221)
Share-based compensation expense (SFAS 123(R) expense) included in Cost of goods sold	80	24	56	-	83	24	59	-	-	-	-	-
Share-based compensation expense (SFAS 123(R) expense) included in Product development and engineering	196	116	80	-	190	114	76	-	-	-	-	-
Share-based compensation expense (SFAS 123(R) expense) included in Selling, general and administrative	690	553	137	-	589	484	105	-	-	-	-	-
Non-GAAP net income (loss)	1,559	(3)	1,912	(220)	1,078	421	798	(138)	(2,575)	(1,274)	(1,043)	(221)
Income (loss) per share:												
GAAP - basic	$0.00				$0.00				($0.02)			
GAAP - diluted	$0.00				$0.00				($0.02)			
Non-GAAP - basic	$0.01				$0.01				($0.02)			
Non-GAAP - diluted	$0.01				$0.01				($0.02)			
Weighted average number of shares:												
Basic	125,376				125,202				104,464			
Diluted	128,551				126,365				104,464			

Slide No. 6

Service Aware Networking Technologies™

Non-GAAP Financial Measures Non-GAAP Financial Measures

4th Quarter 2006
Financial Results Teleconference
Overview & Highlights

Noam Lotan
President and Chief Executive Officer

Slide No. 7

Service Aware Networking Technologies™

4th Quarter 2006 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

4th Quarter 2006
Financial Results Teleconference
Financial Review

Kevin Rubin
Chief Financial Officer

Slide No. 8

Service Aware Networking Technologies™

4th Quarter 2006 Financial Results Teleconference Financial Review Kevin Rubin Chief Financial Officer

Key Measures

Q4 '06 Financial Review

Key Measures

(in $000's)	Q4 '06	Q3 '06	Q2 '06	Q1 '06	Q4 '05
Cash(1)	**118,407**	116,759	121,288	131,840	69,459
Accounts receivable, net	**95,244**	87,513	84,914	89,306	92,466
Days receivables(2)	**84**	89	89	105	92
Inventories	**61,361**	70,399	65,428	54,974	42,216
Days inventory(2)	**78**	105	99	97	60
Short-term obligations(3)	**26,289**	23,352	21,656	28,393	30,378
Convertible Notes	**23,000**	23,000	23,000	23,000	23,000
Revenue	**102,646**	89,616	86,965	77,262	91,169
Y/Y Growth %	**13%**	36%	35%	25%	11%
Headcount	**~ 1,450**	~ 1,425	~ 1,500	~ 1,400	~ 1,325

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Presented in terms of days

(3) Includes short-term obligations and current portion of long-term debt

Slide No. 9

Service Aware Networking Technologies™

Key Measures Key Measures

Non-GAAP Results of Operations

Q4 '06 Financial Review

Quarterly Results of Operations

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 % Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	Year-Over-Year Q4 '06 vs. Q4 '05 % Chg
Revenue	**102,646**	89,616	91,169	13,030	15%	11,477	13%
Gross profit	**31,384**	28,607	26,803	2,777	10%	4,581	17%
Gross margin (%)	***31%***	*32%*	*29%*				
R&D expenses	**7,008**	7,141	7,100	(133)	(2%)	(92)	(1%)
SG&A expenses	**23,491**	20,272	20,259	3,219	16%	3,232	16%
Total operating expenses	**30,499**	27,413	27,359	3,086	11%	3,140	11%
Operating income (loss)	**885**	1,194	(556)	(309)	(26%)	1,441	(259%)
Net income (loss)	**1,559**	1,078	(2,575)	481	45%	4,134	(161%)
Earnings per share:							
Basic	**$0.01**	$0.01	($0.02)				
Diluted	**$0.01**	$0.01	($0.02)				
Weighted average number of shares:							
Basic	**125,376**	125,202	104,464				
Diluted	**128,551**	126,365	104,464				

Slide No. 10
Service Aware Networking Technologies™

Non-GAAP Results of Operations Non-GAAP Results of Operations

Non-GAAP Networking Group

Q4 '06 Financial Review

Quarterly Results of Operations - Networking Group

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 % Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	Year-Over-Year Q4 '06 vs. Q4 '05 % Chg
Revenue	**77,792**	68,524	77,809	9,268	14%	(17)	0%
Gross profit	**27,148**	23,686	23,909	3,462	15%	3,239	14%
Gross margin (%)	***35%***	*35%*	*31%*				
Operating costs and expenses	**25,456**	22,785	23,016	2,671	12%	2,440	11%
Operating income (loss)	**1,692**	**901**	**893**	**791**	**88%**	**799**	**89%**

Slide No. 11

Service Aware Networking Technologies™

Non-GAAP Networking Group Non-GAAP Networking Group

Non-GAAP Optical Components Group

Q4 '06 Financial Review

Quarterly Results of Operations - Optical Components Group

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 % Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	Year-Over-Year Q4 '06 vs. Q4 '05 % Chg
Revenue	**26,160**	23,187	14,305	2,973	13%	11,855	83%
Gross profit	**4,333**	4,919	2,894	(586)	(12%)	1,439	50%
Gross margin (%)	***17%***	*21%*	*20%*				
Operating costs and expenses	**4,575**	4,224	3,934	351	8%	641	16%
Operating income (loss)	**(242)**	**695**	**(1,040)**	**(937)**	**(135%)**	**798**	**(77%)**

Slide No. 12

Service Aware Networking Technologies™

Non-GAAP Optical Components Group Group Group

Non-GAAP Development Stage Group

Q4 '06 Financial Review

Quarterly Results of Operations - Development Stage Group

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	% Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	% Chg
Revenue	-	-	-	-	0%	-	0%
Gross profit	-	-	-	-	0%	-	0%
Gross margin (%)	*NM*	*NM*	*NM*				
Operating costs and expenses	**468**	404	409	64	16%	59	14%
Operating income (loss)	**(468)**	**(404)**	**(409)**	**(64)**	**16%**	**(59)**	**14%**

Slide No. 13

Service Aware Networking Technologies™

Non-GAAP Development Stage Group Group Group

Revenue Analysis by Geographical Region

Q4 '06 Financial Review

Revenue by Geographical Region

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	% Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	% Chg
Americas	**31,790**	28,277	21,312	3,513	12%	10,478	49%
Europe	**64,940**	52,787	67,390	12,153	23%	(2,450)	(4%)
Asia Pacific	**5,886**	8,445	2,403	(2,559)	(30%)	3,483	145%
Other regions	**30**	107	64	(77)	(72%)	(34)	(53%)
Total revenue	**102,646**	**89,616**	**91,169**	**13,030**	**15%**	**11,477**	**13%**

Slide No. 14

Service Aware Networking Technologies™

Revenue Analysis by Geographical Region Region Region

Revenue by Groups of Similar Products

Q4 '06 Financial Review

Revenue by Groups of Similar Products

(in $000's)	Q4 '06	Q3 '06	Q4 '05	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 $ Chg	Quarter-Over-Quarter Q4 '06 vs. Q3 '06 % Chg	Year-Over-Year Q4 '06 vs. Q4 '05 $ Chg	Year-Over-Year Q4 '06 vs. Q4 '05 % Chg
Network equipment (1)	**28,079**	28,519	23,536	(440)	(2%)	4,543	19%
Network integration (2)	**49,713**	40,001	54,277	9,712	24%	(4,564)	(8%)
Fiber optic components (3)	**24,854**	21,096	13,356	3,758	18%	11,498	86%
Total revenue	**102,646**	**89,616**	**91,169**	**13,030**	**15%**	**11,477**	**13%**

(1) Network equipment revenue primarily consists of MRV's internally developed products, such as Metro Ethernet equipment, optical transport equipment, out-of-band network equipment, defense and aerospace network applications, the related service revenue and fiber optic components sold as part of the system solution.

(2) Network integration revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and fiber optic components sold as part of the system solution.

(3) Fiber optic components revenue primarily consists of fiber optic components, such as components for FTTP applications, fiber optic transceivers, discrete lasers and LEDs, that are not sold as part of MRV's network equipment or network integration solutions.

Slide No. 15

Service Aware Networking Technologies™

Revenue by Groups of Similar Products Products Products

4th Quarter 2006 Financial Results Teleconference Executive Overview

Near Margalit

Chief Executive Officer, LuminentOIC

Slide No. 16

Service Aware Networking Technologies™

4th Quarter 2006 Financial Results Teleconference Executive Overview Near Margalit Chief Executive Officer, LuminentOIC

4th Quarter 2006
Financial Results Teleconference
Q & A

Slide No. 17

Service Aware Networking Technologies™

4th Quarter 2006 Financial Results Teleconference Q & A